Exhibit 99.(h)(5)

FIRST AMENDMENT TO EXPENSE REIMBURSEMENT AGREEMENT

This First Amendment is made effective as of April 28, 2016 (the “Effective Time”), between Context Advisers II, L.P., a Delaware limited partnership (the “Adviser”), and Context Capital Funds, a Delaware statutory trust (the “Trust”). Capitalized terms used in this First Amendment, but not defined herein, will have the meaning ascribed to them in the Agreement (as defined below).

WHEREAS, the Adviser and the Trust are parties to an Expense Reimbursement Agreement dated as of December 19, 2014 (the “Agreement”); and

WHEREAS, the Adviser and the Trust wish to amend the Agreement to modify the term under Section 2. Term and Termination of Agreement.

NOW, THEREFORE, in consideration of the mutual provisions contained herein, the Adviser and the Trust hereby agree to amend the Agreement as follows:

AMENDMENT

1.	Section 2. Term and Termination of Agreement is hereby deleted in its entirety and replaced with the following:

“2.  TERM AND TERMINATION OF AGREEMENT.

This Agreement will be in effect until April 30, 2017 and will automatically renew annually from year to year on the effective date of each subsequent annual update to the Trust’s registration statement, until such time as the Adviser provides written notice of non-renewal to the Trust. Such annual renewal will have the effect of extending this Agreement for an additional one-year term. Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect a party’s existing obligations under this Agreement. The obligation of the Adviser under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination. Notwithstanding the foregoing, this Agreement is subject to termination at any time, effective immediately, in the event that the Investment Advisory Agreement between the Trust and the Adviser is terminated.”

2.	Miscellaneous

a.	Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

b.	This First Amendment, and the Agreement, as amended and supplemented hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

c.	This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this First Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective duly authorized representatives, effective as of the Effective Time.

CONTEXT ADVISERS II, L.P.		CONTEXT CAPITAL FUNDS

By:	/s/ John N. Culbertson	By:	/s/ David Bunstine

Name:	John N. Culbertson	Name:	David Bunstine

Title:	President	Title:	President

Date:	April 27, 2016	Date:	April 27, 2016